Exhibit 10.3
WEST CORPORATION
SENIOR MANAGEMENT RETENTION PLAN
Article 1. Purpose
          The West Corporation Senior Management Retention Plan (the “Plan”) is intended to reward selected officers and key employees of West Corporation and its affiliated companies (collectively, the “Company”) who continue to provide services to the Company after the consummation of the merger of Omaha Acquisition Corp. with and into the Company pursuant to the terms and conditions of the Merger Agreement, as defined below (the “Merger”), and to reward such officers and key employees for their contributions toward a successful completion of the Merger.
Article 2. Definitions.
(a)	“Cause” shall have the meaning set forth in the employment agreement, if any, between the Company and the Participant; provided that if no agreement containing such definition is in effect, then “Cause” shall be deemed to exist if, and only if, the Chief Executive Officer and the Chief Operating Officer of the Company, in good faith, determine that the Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company.

(b)	“Committee” means the Compensation Committee of the Board of Directors of West Corporation.

(c)	“Company” has the meaning set forth in Article 1 of the Plan.

(d)	“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(e)	“Merger” has the meaning set forth in Article 1 of the Plan.

(f)	“Merger Agreement” means the merger agreement between the Company and Omaha Acquisition Corp. dated as of May 31, 2006.

(g)	“Merger Agreement Date” means the date on which the Merger Agreement is executed by the Company and Omaha Acquisition Corp.

(h)	“Participant” means an officer or key employee of the Company who is listed on Schedule A hereto.

(i)	“Plan” means this Senior Management Retention Plan.

(j)	“Retention Bonus” means the bonus for which a Participant is eligible pursuant to Article 5 of the Plan.

Article 3. Effective Date of Plan.
          This Plan is effective as of the Merger Agreement Date, provided, however, that if the Merger Agreement is terminated prior to the consummation of the Merger, then this Plan and the Company’s obligations hereunder shall automatically terminate at the same time.
Article 4. Eligibility.
          The Participants in the Plan shall include only those officers and key employees of the Company who are employed by the Company as of the Merger Agreement Date and listed on Schedule A hereto.
Article 5. Retention Bonuses.
     5.1. Each Participant who remains continuously employed by the Company from the Merger Agreement Date through the one-year anniversary of the Effective Time shall be entitled to a Retention Bonus in an amount equal to the amount set forth on Schedule A.
     5.2. Fifty percent (50%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after the six-month anniversary of the Effective Time of the Merger, provided the Participant remains continuously employed by the Company from the Effective Time through such six-month anniversary.
     5.3. The remaining fifty percent (50%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after the one-year anniversary of the Effective Time of the Merger, provided the Participant remains continuously employed by the Company from the Effective Time through such one-year anniversary.
     5.4. If the Company terminates a Participant’s employment without Cause prior to the one-year anniversary of the Effective Time of the Merger, the Company shall make a lump sum cash payment to the Participant within three (3) business days after the date of such termination of employment in an amount equal to the full amount of the Retention Bonus, to the extent not theretofore paid pursuant to Section 5.2.
     5.5. A Participant whose employment with the Company terminates prior to the one-year anniversary of the Effective Time for any reason other than a termination by the Company without Cause shall not be entitled to any subsequent payments under the Plan; provided that in the event of the Participant’s death or disability, the Committee, in its sole discretion, may pay out some or all of any unpaid Retention Bonuses to the Participant or his or her beneficiary, heirs, executor, administrator or successors in interest.
Article 6. Administration.
          The Plan shall be administered by the Committee (or any successor thereto) consistent with the purpose and terms of the Plan. The Committee (as constituted prior to the Effective Time) shall have full power and authority to interpret the Plan, to select the employees eligible to participate, to determine the amount of Retention Bonuses, and to make any other determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under the Plan, including the delegation of such authority or power, where appropriate. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, all employees and any other persons having or claiming an interest hereunder.
Article 7. Amendment and Termination.
          The Plan shall terminate when the total amount of all Retention Bonuses has been paid to the respective Participants, or at such earlier time pursuant to Article 3 of the Plan. The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant, except as necessary to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended, or other applicable law.
Article 8. Miscellaneous.
     8.1. Benefits provided under the Plan shall be in addition to any increased payments or accelerated vesting available under any other employee benefit plan, program or arrangement, including an individual employment or severance agreement.
     8.2. No Retention Bonus shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement, except as shall be required by applicable law.
     8.3. The right of a Participant to receive a Retention Bonus shall not be deemed a right to continued employment prior to or after the Effective Time, and shall not entitle the Participant to additional retention payments under any other retention program implemented by the Company.
     8.4. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest.
     8.5. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Retention Bonus.
     8.6. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise. Following the Effective Time, the Plan shall be binding on the Surviving Corporation, as defined in the Merger Agreement, to the same extent as if the Surviving Corporation had expressly assumed the Plan.
     8.7. The Plan and all determinations made and actions taken under the Plan shall be governed by the laws of Nebraska (excluding the choice of law provisions thereof).
     8.8. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which parts shall remain in full force and effect.
     8.9. The timing under which a Participant has a right to receive any payment under the Plan will automatically be modified, and a Participant’s rights under the Plan shall be limited as necessary, to conform to any requirements under Section 409A of the Code, to the extent applicable to this Plan.

Schedule A

Participant	Retention Bonus
Thomas B. Barker	$2,200,000
Nancee R. Berger	$1,625,000
Scott J. Etzler	$875,000
Paul M. Mendlik	$765,000
Robert E. Johnson	$725,000
Steven M. Stangl	$850,000
David C. Mussman	$470,000
Darrell T. Hanna	$765,000
James F. Richards, Jr.	$750,000
Todd B. Strubbe	$525,000
Mark V. Lavin	$700,000
Jon R. Hanson	$538,000
Mike M. Sturgeon	$535,000
Michael E. Mazour	$500,000

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